HENDERSON GLOBAL FUNDS

Written Instrument Amending Establishment and Designation of Series

The undersigned, constituting a majority of the Trustees of the Henderson Global Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby amend the name of the series of Interests of the Trust currently known as the Henderson Dividend Income Builder Fund and designate as the Henderson Dividend & Income Builder Fund (the “Series”).  The Series shall continue to have three classes of shares of beneficial interest of the Series (the “Shares”) designated Class A, Class C and Class I (the “Classes”).  The Series and Classes of Shares shall continue to be redeemable and have the same voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust and the Written Instrument Establishing and Designating Series and Classes of Interests dated March 15, 2012 with respect to the Series and Classes set forth therein.

IN WITNESS WHEREOF, the undersigned have this 23rd day of May, 2012 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ C. Gary Gerst C. Gary Gerst, Chairman and Trustee
/s/ James W. Atkinson James W. Atkinson, Trustee
/s/ Roland C. Baker Roland C. Baker, Trustee
/s/ Faris F. Chesley Faris F. Chesley, Trustee
/s/ Richard W. Durkes Richard W. Durkes, Trustee
/s/ James G. O’Brien James G. O’Brien, Trustee
/s/ Charles Thompson II Charles Thompson II, Trustee